UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Minnetonka, Minnesota		55305

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 15, 2005, the Company, through its wholly-owned subsidiaries, entered into consulting agreements and management contracts with The Iowa Tribe of Oklahoma, a federally recognized Indian Tribe and The Iowa Tribe of Oklahoma, a federally-chartered corporation (collectively, the “Tribe”). The agreements are effective as of January 27, 2005. The Company will provide consulting services to assist the Tribe with two separate casino destinations in Oklahoma including (i) assisting in developing a new first class casino and ancillary amenities and facilities to be located on Indian land approximately 25 miles northeast of Oklahoma City along Route 66 (the “Development Project”); and (ii) assisting with operational efforts at the Tribe’s existing Cimarron Casino, located in Perkins Oklahoma (the “Cimarron Casino”). The Company will also provide management services for the Tribe’s casino operations at each location subject to regulatory approval.

     Each of the projects has a gaming consulting agreement and a management contract, independent of the other project. Key terms relating to the agreements for the projects are as follows:

     The Development Project. For its gaming development consulting services related to the Development Project, the Company will receive a development fee of 2% of the projected costs of the project, paid upon the opening of the project, and a flat monthly fee for a period of 120 months commencing upon the opening of the project.

     The Company has agreed to make advances in the form of a development loan to the Tribe, subject to a project budget to be agreed upon by the Company and the Tribe and certain other conditions. The development loan will be for preliminary development costs under the project budget. The Company has also agreed to use reasonable efforts to assist the Tribe in obtaining permanent financing for any projects developed under the agreement.

     The management contract for the Development Project is subject to the approval of the National Indian Gaming Commission and certain other conditions. The Company will be entitled to receive management fees of approximately 30% of total net profits for each month during the term of the agreement less any amounts earned by any Company affiliate for consulting on the project. If the NIGC approves the management contract between the Company and the Tribe as described below, the Company has agreed to reduce its fees due under the management contract by all or a portion of the consulting and development fees earned by any Lakes affiliate. The contract term is seven years from the first day that the Company is able to commence management of the Development Project gaming operations under all legal and regulatory requirements (the “Commencement Date”), provided that the Tribe has the right to buy out the remaining term after the project has been in continuous operation for a specified period of time, for an amount based on the then present value of estimated future management fees. Subject to certain conditions, the Company agrees to make advances for the project’s working capital requirements, if needed, during the first six months after the Commencement Date. The advances are to be repaid through an operating note payable from revenues generated by future operations bearing interest at two percent over the prime rate. The Company also agrees to fund any shortfall in certain minimum monthly project payments to the Tribe by means of non-interest bearing advances under the same operating note.

     Cimarron Casino. The Company has entered into a separate gaming consulting agreement and management contract with the Tribe with respect to the Cimarron Casino. Many of the material provisions of these agreements are similar to those for the Development Project, except that: (i) the consulting contract is primarily for services related to the existing operations (with the possibility of further development); (ii) the Company will provide up to a $1 million business improvement loan rather than a preliminary development loan; (iii) there are no terms related to assisting the Tribe to obtain any additional permanent financing beyond the business improvement loan; (iv) the consulting fee will consist entirely of a limited flat monthly fee; and (v) the annual fee under the management contract will be 30% of net total revenues in excess of $4 million (reduced by any amounts earned by any Company affiliate for consulting services).

     Arrangement with Consultant. The Company has executed a letter proposing that Kevin Kean will be compensated for his consulting services (relating to the Tribe) rendered to the Company. Under this arrangement, subject to Mr. Kean obtaining certain regulatory approvals, Mr. Kean will receive twenty percent of the Company’s fee compensation, that is received under the gaming development consulting agreements and management contracts with the Tribe (i.e., six percent of the incremental total revenues, out of the Company’s thirty percent share). The parties are currently negotiating the final definitive agreement. Such agreement will further provide that payments will be due to Mr. Kean when the Company is paid by the Tribe, except for certain limited advances to be paid by the Company against his share of the fees.

Item 7.01. Regulation FD Disclosure.

     On March 21, 2005, Lakes Entertainment, Inc. issued a press release. A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

     (a)   Not Applicable

     (b)   Not Applicable

     (c)   Exhibits

     99.1       Lakes Entertainment, Inc. Press Release dated March 21, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: March 21, 2005	By:	/s/ Timothy J. Cope
		Name:	Timothy J. Cope
		Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 21, 2005.